Exhibit 99.1

FDA Advisory Committee Recommends Against Approval of SPARLON(TM) for Attention Deficit/Hyperactivity Disorder in Children and Adolescents

Cephalon 2006 Basic Adjusted Income Per Common Share Guidance Remains Unchanged

FRAZER, Pa., March 23 — Cephalon, Inc. (Nasdaq: CEPH) today announced that the U.S. Food and Drug Administration’s (FDA) Psychopharmacologic Drugs Advisory Committee voted not to recommend FDA approval of SPARLON(TM) (modafinil) Tablets [C-IV], the company’s investigational medication for the treatment of attention- deficit/hyperactivity disorder (ADHD) in children and adolescents. The committee voted unanimously that SPARLON is effective for its intended use but recommended that the company collect additional data to support the safety of the drug in children and adolescents with ADHD.

“We are obviously disappointed with the recommendation of the advisory committee. We will continue our discussions with the FDA to determine the next steps in the review of this drug application,” said Dr. Paul Blake, Executive Vice President, Worldwide Medical and Regulatory Operations.

The company’s previously issued 2006 basic adjusted income per common share guidance of $3.80-$4.00 remains unchanged. In light of the advisory committee’s recommendation, the company is reducing its 2006 sales guidance by $100 million to $1.45-1.50 billion; consistent with this reduction, guidance for CNS franchise sales also is reduced by $100 million to $665-715 million.

The advisory committee’s recommendation will be considered by the FDA in its review of the Supplemental New Drug Application that Cephalon submitted for SPARLON, a proprietary dosage form of modafinil, in December 2004. The FDA is not bound by the committee’s recommendation, but takes its advice into consideration when reviewing investigational drugs seeking approval. Cephalon received an approvable letter from the FDA with respect to SPARLON in October 2005.

Cephalon has scheduled a conference call with investors to discuss the outcome of the committee meeting at 6 p.m. EST on March 23, 2006. The conference call may be accessed by dialing 1-913-981-4901. The conference call ID number is 8645966.

SPARLON

SPARLON is a new formulation and proprietary dosage strength of modafinil, the active ingredient in PROVIGIL® (modafinil) Tablets [C-IV], which is approved for the treatment of adults with excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome and shift work sleep disorder. SPARLON is chemically distinct from currently approved therapies and if approved, would provide a unique option for ADHD treatment. PROVIGIL is not approved to treat ADHD and is available only in 100 mg and 200 mg strengths. SPARLON should not be used in combination with PROVIGIL® or any other medications that contain modafinil.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets four proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride) Tablets, ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and TRISENOX® (arsenic trioxide) injection, and numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results, including the results of the SPARLON clinical trials; prospects for final regulatory approval of SPARLON, including the impact of the advisory committee’s recommendation on the FDA’s decision whether to approve the sNDA for SPARLON; manufacturing development and capabilities; market prospects for its products, particularly with respect to SPARLON sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.